SEC
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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                            ----------------------

                                 SCHEDULE 13G

                  Under the Securities Exchange Act of 1934
                             (Amendment No.___)*


                        Hovnanian Enterprises, Inc.
                        ---------------------------
                               (Name of Issuer)

             Class A Common Stock, par value $0.01 per share
             -----------------------------------------------
                        (Title of Class of Securities)

                                   442487203
                             -------------------
                                (CUSIP Number)


                               January 10, 2002
        -----------------------------------------------------
        Date of Event Which Requires Filing of this Statement)


     Check the appropriate box to designate the rule pursuant to which this
     Schedule is filed:

               Rule 13d-1(b).
            X  Rule 13d-1(c).
               Rule 13d-1(d).

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

  The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 442487203
-------------------

1.  NAME OF REPORTING PERSON
    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

    The Forecast Group "Registered Tradename", L.P., 33-0582072
    -----------------------------------------------------------------

2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

    N/A
    -----------------------------------------------------------------

3. SEC USE ONLY

    -----------------------------------------------------------------

4. CITIZENSHIP OR PLACE OF ORGANIZATION:

   California
   -----------------------------------------------------------------

NUMBER OF SHARES BENEFICIALLY
OWNED BY EACH REPORTING PERSON WITH    5.  SOLE VOTING POWER

                                           2,208,738 shares
                                       ------------------------------

                                       6.  SHARED VOTING POWER

                                            None
                                       -------------------------------

                                        7. SOLE DISPOSITIVE POWER

                                           2,208,738 shares
                                       -------------------------------

                                       8. SHARED DISPOSITIVE POWER

                                          None
                                       --------------------------------

9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    2,208,738 shares
    -------------------------------------------------------------------

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*

    -------------------------------------------------------------------

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    9.68%
    --------------------------------------------------------------------

12. TYPE OF REPORTING PERSON

    PN
    --------------------------------------------------------------------


                   * SEE INSTRUCTIONS BEFORE FILLING OUT *

CUSIP NO. 442487203
-------------------

1.  NAME OF REPORTING PERSON
    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

    Forecast "Registered Tradename" Homes Inc.,  33-0582075
    -----------------------------------------------------------------

2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

     N/A
    -----------------------------------------------------------------

3.  SEC USE ONLY

    -----------------------------------------------------------------

4.  CITIZENSHIP OR PLACE OF ORGANIZATION:

    California
    -----------------------------------------------------------------

NUMBER OF SHARES BENEFICIALLY
OWNED BY EACH REPORTING PERSON WITH    5.  SOLE VOTING POWER

                                           2,208,738 shares
                                       ------------------------------

                                       6.  SHARED VOTING POWER

                                           None
                                       -------------------------------

                                       7. SOLE DISPOSITIVE POWER

                                          2,208,738 shares
                                       -------------------------------

                                       8. SHARED DISPOSITIVE POWER

                                          None
                                       -------------------------------

9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    2,208,738 shares
    -------------------------------------------------------------------

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*

    -------------------------------------------------------------------

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    9.68%
    --------------------------------------------------------------------

12. TYPE OF REPORTING PERSON

    CO
    --------------------------------------------------------------------


                   * SEE INSTRUCTIONS BEFORE FILLING OUT *

CUSIP NO. 442487203
-------------------

1.  NAME OF REPORTING PERSON
    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

    James P. Previti
    -----------------------------------------------------------------

2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

     N/A
    -----------------------------------------------------------------

3.  SEC USE ONLY

    -----------------------------------------------------------------

4.  CITIZENSHIP OR PLACE OF ORGANIZATION:

    California
    -----------------------------------------------------------------

NUMBER OF SHARES BENEFICIALLY
OWNED BY EACH REPORTING PERSON WITH    5.  SOLE VOTING POWER

                                           2,208,738 shares
                                       ------------------------------

                                       6.  SHARED VOTING POWER

                                           None
                                       -------------------------------

                                       7. SOLE DISPOSITIVE POWER

                                          2,208,738 shares
                                       -------------------------------

                                       8. SHARED DISPOSITIVE POWER

                                          None
                                       -------------------------------

9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    2,208,738 shares
    -------------------------------------------------------------------

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*

    -------------------------------------------------------------------

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    9.68%
    --------------------------------------------------------------------

12. TYPE OF REPORTING PERSON

    IN
    --------------------------------------------------------------------


                   * SEE INSTRUCTIONS BEFORE FILLING OUT *

CUSIP NO.  442487203
--------------------

Item 1.

(a) Name Of Issuer:

Hovnanian Enterprises, Inc.

(b) Address Of Issuer's Principal Executive Offices:

10 Highway 35, P.O. Box 500, Red Bank, New Jersey 07701

Item 2.

(a) Name of Person Filing:
(b) Address of Principal Business Office or, if none, Residence:
(c) Citizenship:

The Forecast Group "Registered Tradename", L.P.
3536 Concours Street, Suite 300
Ontario, California 91764
(California limited partnership)

Forecast "Registered Tradename" Homes, Inc.
3536 Concours Street, Suite 300
Ontario, CA 91764
(California corporation)

James P. Previti
3536 Concours Street, Suite 300
Ontario, Ca 91764
(United States citizen)

(d) Title of Class of Securities:

Class A Common Stock, par value $0.01 per share

(e) CUSIP Number

442487203

Item 3.	If this statement is filed pursuant to section 240.13d-1(b),
		or 240.13d-2(b) or (c), check whether the person filing is a:

(a) Broker or dealer registered under Section 15 of the Act (15 U.S.C. 78o);

(b) Bank as defined in Section 3(a)(6) of the Act
(15 U.S.C. 78c);

(c) Insurance company as defined in Section 3(a)(19) of the Act (15 U.S.C. 78c);

(d) Investment company registered under Section 8 of the investment Company Act of 1940 (15 U.S.C. 80a-8);

(e) Investment Adviser in accordance with section
240.13d-1(b)(1)(ii)(E);

(f) Employee benefit plan or endowment fund in accordance with section 240.13d-1(b)(1)(ii)(F);

(g) Parent holding company or control person in accordance with section 240.13d-1(b)(1)(ii)(G);

(h) A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

(i) A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment
Company Act of 1940 (15 U.S.C. 80a-3);

(j) Group, in accordance with section 240.13d-1(b)(1)(ii)(J).

	If this statement is filed pursuant to section 240.13d(1)(c), check
	this box.    X


Item 4.		Ownership:

	The Forecast Group "Registered Tradename", L.P.
	-----------------------------------------------

	(a)	Amount beneficially owned:

		2,208,738 shares

	(b)	Percent of class:

9.68%

(c) Number of shares as to which such person has:

(i)	Sole power to vote or to direct the vote:	  2,208,738 shares
(ii)	Shared power to vote or to direct the vote:	           0
(iii) Sole power to dispose or to direct the
 	 disposition of:                            2,208,738 shares
(iv) Shared power to dispose or to direct the
 disposition of:                                           0

	Forecast "Registered Tradename" Homes, Inc.
	-------------------------------------------

	(a)	Amount beneficially owned:

		2,208,738 shares

	(b)	Percent of class:

9.68%

	(c)	Number of shares as to which such person has:

(i)	Sole power to vote or to direct the vote:	  2,208,738 shares
(ii)	Shared power to vote or to direct the vote:	           0
(iii) Sole power to dispose or to direct the
	 disposition of:                            2,208,738 shares
(v) Shared power to dispose or to direct the
 disposition of:                                           0

	James P. Previti
      ----------------

	(a)	Amount beneficially owned:

		2,208,738 shares

	(b)	Percent of class:

9.68%

      (c)	Number of shares as to which such person has:

(i)	Sole power to vote or to direct the vote:	  2,208,738 shares
(ii)	Shared power to vote or to direct the vote:	           0
(iii) Sole power to dispose or to direct the
	 disposition of:                            2,208,738 shares
(vi) Shared power to dispose or to direct the
 disposition of:                                           0

Item 5.	Ownership Of Five Percent Or Less Of A Class:

			Not Applicable.

Item 6.	Ownership Of More Than Five Percent On Behalf Of Another Person:

			Not Applicable.

Item 7.	Identification And Classification Of The Subsidiary Which Acquired
			The Security Being Reported On By The Parent Holding Company:

			Not Applicable.

Item 8.	Identification And Classification Of Members Of The Group:

			Not Applicable.

Item 9.	Notice Of Dissolution Of Group

			Not Applicable.

Item 10.	Certifications:

(b) The following certification shall be included if the statement is filed pursuant to section 240.13d-1(c):

By signing below I Certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP NO. 442487203

			                 SIGNATURE

	After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:	February 14, 2002

				The Forecast Group "Registered Tradename, L.P.

            By:   Forecast "Registered Tradename" Homes, Inc.
		Its:	General Partner

		By:	/s/ James P. Previti
		      --------------------
			    James P. Previti
			    Chief Executive Officer and President

				Forecast "Registered Tradename" Homes, Inc.

				By:	/s/ James P. Previti
					--------------------
				          James P. Previti
					    Chief Executive Officer and President

				James P. Previti

				By:	/s/ James P. Previti
					--------------------
					    James P. Previti


Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001)